Exhibit 4.5

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

THIS SECURED CONVERTIBLE PROMISSORY AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY LIENS OR OTHER SECURITY INTERESTS SECURING SUCH RIGHTS AND OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF AUGUST 23, 2007 AMONG THE SUBORDINATED CREDITOR IDENTIFIED THEREIN, PRECISION THERAPEUTICS, INC. (THE “COMPANY”) AND GENERAL ELECTRIC CAPITAL CORPORATION (“GE CAPITAL”), TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF COMPANY TO GE CAPITAL AND LIENS AND SECURITY INTERESTS OF GE CAPITAL SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT; AND EACH HOLDER AND TRANSFEREE OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SECURED CONVERTIBLE PROMISSORY NOTE

$	August 23, 2007
Pittsburgh, Pennsylvania

For value received PRECISION THERAPEUTICS, INC., a Delaware corporation (“Payor” or the “Company”) promises to pay to                      or its assigns (“Holder”) the principal sum of $                      with simple interest on the outstanding principal amount at the rate of 8% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted in accordance with the provisions hereof. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. Note Purchase Agreement. This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Note Purchase Agreement (the “Agreement”) dated as of August 23, 2007 to the persons and entities listed on the Schedule of Purchasers thereof (collectively, the “Holders”). The Notes shall rank equally without preference or priority of any kind over one another.

2. Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders on the basis of the principal amount of the outstanding indebtedness represented by the Notes. All payments shall be applied first to accrued interest, and thereafter to principal, and shall be paid by wire transfer to the account designated by Holder.

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3. Financing Conversion.

(a) In the event that Payor completes an initial firm commitment underwritten offering of the Payor’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), where the aggregate gross sales price of such securities is greater than $30,000,000 and the price per share is at least $3.30, subject to adjustment to reflect stock splits, reverse splits and combinations (such offering, an “IPO”) on or before the Maturity Date (as defined below), then upon the closing of the IPO the outstanding principal balance of this Note together with all accrued and unpaid interest under this Note shall automatically convert in whole without any further action by the Holder into shares of the Payor’s Common Stock at a conversion price equal to 70% of the price per share of the Payor’s Common Stock in the IPO. Upon issuance, such shares shall not be registered under the Securities Act but shall have the registration rights set forth in the Payor’s Third Amended and Restated Investor Rights Agreement, dated as of February 16, 2006, as amended.

(b) In the event that Payor issues and sells shares of its Equity Securities (as defined below) to investors (the “Investors”) on or before the Maturity Date (as defined below) in an equity financing with total proceeds to the Payor of not less than Twenty Million Dollars ($20,000,000) (including the conversion of the amounts outstanding under the Notes) (a “Qualified Financing”), then the outstanding principal balance of this Note together with all accrued and unpaid interest under this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities sold in the Qualified Financing at a conversion price equal to 70% of the price per share paid by the Investors purchasing such Equity Securities, and such Equity Securities shall have the same terms and conditions as given to the Investors in the Qualified Financing. For purposes of this Note, the term “Equity Securities” shall mean any Preferred Stock of the Payor (“Preferred Stock”) that has a liquidation preference, dividend or other similar rights that are senior to, or pari passu with, any existing series or class of Preferred Stock outstanding as of the date of this Note, or any securities conferring the right to purchase the Payor’s Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Payor’s Preferred Stock that has a liquidation preference, dividend or other similar rights that are senior to, or pari passu with, any existing series or class of Preferred Stock outstanding as of the date of this Note (excluding the Notes issued pursuant to the Agreement), in each case issued in the Qualified Financing following the date hereof, except that, if such Equity Securities are in the form of convertible promissory notes, this Note shall not convert into such Equity Securities but rather, upon conversion of such Equity Securities, this Note shall convert into, and have the same rights and preferences as, the Preferred Stock into which such Equity Securities are converted.

4. Acquisition Conversion. In the event that Payor enters into a definitive agreement to effect a Liquidation Event (as defined in the Payor’s Third Amended and Restated Certificate of Incorporation, as amended from time to time) on or before the Maturity Date (as defined below) (an “Acquisition Transaction”) then, upon the election of the Holder, immediately prior to the closing of the Acquisition Transaction the outstanding principal balance of this Note, together with all accrued and unpaid interest under this Note, shall convert in whole

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without any further action by the Holder into the Payor’s Common Stock at a per share conversion price equal to 70% of the value placed upon a share of Payor’s Common Stock in the Acquisition Transaction.

5. Maturity Date. If this Note has not previously been converted in accordance with the terms of Section 3 or 4 above, then the entire outstanding principal balance together with all accrued and unpaid interest under this Note shall be due and payable on April 30, 2008 (the “Maturity Date”).

6. Attorneys’ Fees. In the event of any Event of Default (defined below) hereunder pursuant to which the Majority Holders (as defined below) elect to accelerate this Note, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

7. Prepayment. Payor may not prepay this Note prior to the Maturity Date without the consent of the Holders of at least a majority of the then outstanding principal amount of the Notes (the “Majority Holders”).

8. Event of Default. If there shall be any Event of Default hereunder the Payor shall immediately give the Holders notice of the occurrence of the Event of Default, and at the option and upon the declaration of the Majority Holders and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 8(c) or 8(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Payor shall default in its performance of any covenant or obligation under the Agreement or breach any representation or warranty under the Agreement;

(c) Payor defaults under any other obligation for borrowed money in excess of $100,000 in the aggregate, which default is not cured within any grace or cure period applicable thereto or is not otherwise waived by the applicable lender;

(d) Payor experiences a Material Adverse Event (as defined below);

(e) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(f) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

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(g) A “Material Adverse Event” shall mean an event (or related serious of events) which has a material adverse effect on the financial condition, assets or properties of the Payor taken as a whole, provided that the occurrence of any of the following events shall not be deemed to be a Material Adverse Event under this Note: (i) the failure of the Payor to complete an initial public offering of the Payor’s Common Stock; (ii) a negative or inconclusive outcome from ongoing or planned clinical trials of the Payor or (iii) any adverse effect that results from general economic, business, regulatory or industry conditions.

9. Remedies. Upon an Event of Default, all amounts owed under this Note shall become due and payable immediately. Upon an Event of Default, Holder may avail itself of any rights and remedies permitted by applicable law or in equity with respect to the Payor and any affiliate of the Payor.

10. Remedies Cumulative, etc.

(a) No right or remedy conferred upon or reserved to Holder is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Holder; and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.

(b) The Payor hereby waives presentment, demand, notice of nonpayment, protest, notice of protest, notice of dishonor and any and all other notices in connection with any default in the payment of, or any enforcement of the payment of, all amounts due under this Note. To the extent permitted by law, the Payor waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

11. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

12. Amendment or Waiver. Any term of this Note may be amended or waived with the written consent of Payor and the Majority Holders provided that any such amendment or waiver is applied equally to all holders of the Notes. Upon the effectuation of such waiver or amendment in conformance with this Section 12, the Payor shall promptly give written notice thereof to the record Holders of the Notes who have not previously consented thereto in writing.

13. Transfer of Note. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. The Company shall not have the right to assign its rights or obligations hereunder or any interest herein.

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14. Subordination. Notwithstanding anything herein, in the Agreement or in any other document executed or delivered in connection therewith to the contrary, this Note is subject to the provisions set forth in the Subordination Agreement.

PRECISION THERAPEUTICS, INC.

By:	/s/ Sharon Kim
Name:	Sharon Kim
Title:	VP, Business Development

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